CHANGE IN CONTROL AGREEMENT

        THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") is entered into as of the 8th day of January, 2003 (the "Effective Date"), by and between National Bankshares, Inc. ("NBI") and F. Brad Denardo ("Employee").

                              W I T N E S S E T H:

        WHEREAS, Employee heretofore has been employed as Corporate Officer of NBI and Executive Vice President and Chief Operating Officer of its wholly owned subsidiary, the National Bank of Blacksburg (the "Employer"), and in such position he or she has provided leadership and guidance in the growth and development of the business of NBI and its subsidiaries; and,

        WHEREAS, Employee's experience and knowledge of Employer's operations, customers and affairs is a benefit to the continuation and growth of Employer's business; and, for that reason, NBI desires to retain Employee's services as an employee of the Employer; and,

        WHEREAS, as an inducement to Employee's continued employment, NBI has agreed to provide for certain payments to Employee in the event of a termination of Employee's employment with the Employer under certain circumstances in conjunction with a change in control of NBI, and, to set forth the terms and conditions of that arrangement, NBI and Employee desire to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, NBI and Employee hereby agree as follows:

        1. Effective Date of Agreement. This Agreement shall be effective on the Effective Date set out above and shall remain in effect until terminated as provided herein.

        2. Payment in Certain Events. If at the effective time of a "Change in Control" (as defined below) or any time within two years and 60 days following a Change in Control (A) Employer terminates Employee's employment other than for "Cause" (as defined below), or, (B) a "Termination Event" (as defined below) occurs and, thereafter, Employee voluntarily terminates his or her own employment with Employer in the manner described below, then (subject to the limitations set forth herein) Employee shall be entitled to receive from NBI, and NBI shall be obligated to pay or cause to be paid to Employee, an amount equal to two times the Employee's average annual compensation includable in the

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Employee's annual gross income for federal income tax purposes for the five (5)
most recent taxable years ending before the date on which the Change in Control occurs. If Employee's employment is terminated by Employer Without Cause (as defined below) prior to the effective time of a Change in Control but following the date on which NBI's board of directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to a Change in Control, then for purposes of this Agreement, such termination of employment shall be deemed to occur at the effective time of the Change in Control. Otherwise, if Employee's employment is terminated prior to the effective time of a Change in Control, Employee shall have no rights hereunder. Amounts payable under this Section 2 shall be paid, at Employee's option, either in (a) a lump sum within 45 days following the Termination Date (as defined below) or (b) up to six (6) equal monthly installments without interest which shall commence on the 45th day following the Termination Date and on the same day of each consecutive month thereafter, until fully paid.

        3. Definitions. For purposes of this Agreement:

               (A) a "Change in Control" shall be deemed to have occurred and be effective at the time:

                      (i) of the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act') of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of NBI representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change in Control:

                             (a) any acquisition directly from NBI (excluding an
acquisition by virtue of the exercise of a conversion privilege);

                             (b) any acquisition by NBI;

                             (c) any acquisition by any employee benefit plan
(or related trust) sponsored or maintained by NBI or any corporation controlled by NBI; or

                             (d) any acquisition pursuant to a reorganization,
merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by NBI's shareholders if NBI's shareholders' ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

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                      (ii) when individuals who, as of the inception of this
Agreement, constitute the board of directors of NBI (the "Incumbent Board") cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the NBI board of directors; or

                                 (iii) NBI consummates,

                             (a) a merger, statutory share exchange, or
consolidation of NBI with any other corporation, except as provided in Subsection 3(A)(i)(d), or

                             (b) the sale or other disposition of all or
substantially all of the assets of NBI.

               (B) All references to "NBI" shall include any "Successor" to NBI which shall have assumed and become liable for NBI's obligations hereunder (whether such assumption is by agreement, operation of law or otherwise). "Successor" refers to any person or entity (corporate or otherwise) into which NBI (or any such Successor) shall be merged or consolidated or to which all or substantially all of NBI's (or any such Successor's) assets shall be transferred in any manner.

               (C) For purposes of this Agreement, a "Termination Event" shall be deemed to have occurred if, within two years and 60 days following a Change in Control Employee terminates his or her employment with Employer for Good Reason (as defined below).

               (D) "Without Cause" shall mean the termination of Employee's employment which does not occur by virtue of Employee's death, Retirement or pursuant to a Determination of Long Term Incapacity, or by Employer With Cause or by Employee for Good Reason or for Other than Good Reason;

               (E) "Cause" or "with Cause" shall mean:

                      (i) continual or deliberate neglect by Employee in the performance of his material duties and responsibilities or the Employee's willful failure to follow reasonable instructions or policies of Employer after

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being notified of such failure and being given a reasonable opportunity and period (as determined by Employer) to remedy such failure;

                                 (ii) with respect to Employee, conviction of,
indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud;

                      (iii) any breach or violation by Employee in any material respect of any code or standard of behavior generally applicable to employees of Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by Employer) to remedy such breach or violation;

                      (iv) dishonesty of Employee in any aspect of his or her employment, or breach of a fiduciary duty to Employer or to Employer's parent or any of its subsidiaries or affiliates;

                      (v) the willful engaging by Employee in conduct that is reasonably likely to result, in the good faith judgment of Employer, in material injury to Employer or Employer's parent, or any of its subsidiaries or affiliates, monetarily or otherwise;

                      (vi) the violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over Employer, its parent or any of its affiliates or subsidiaries (a "Regulatory Authority," including without limitation the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, Office of the Comptroller of the Currency, the Federal Reserve Board, the Securities and Exchange Commission or any other regulatory agency), which results from Employee's negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to Employer, its parent or any of its affiliates or subsidiaries or to their reputation;

                      (vii) the conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, Employer, its parent or any of its affiliates or subsidiaries; or, in the event Employee becomes unacceptableto, or is removed, suspended or prohibited from participating in the conduct of the affairs of Employer, its parent or any of its affiliates or subsidiaries (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

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        (viii) the exclusion of Employee by the carrier or underwriter from coverage under Employer's then current "blanket bond" or other fidelity bond or insurance policy covering its or their directors, officers or employees, or the occurrence of any event which Employer believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such "blanket bond" or other fidelity bond or insurance policy.

               (F) "Good Reason" shall mean the following occurrences after the effective time of a Change in Control:

                      (i) the continued assignment to the Employee of duties inconsistent with the Employee's position, authority, duties or responsibilities immediately prior to the Change in Control;

                      (ii) a substantial reduction in the status of the Employee, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in had faith and which is remedied by Employer promptly after receipt of notice thereof given by the Employee;

                      (iii) the relocation of Employee to a principal place of employment located more than 50 miles from Employee's principal place of employment immediately preceding the Change in Control, without Employee's express written consent to such relocation;

                      (iv) any failure by a Successor expressly to assume all of NBI's liabilities, duties and obligations hereunder;

                      (v) a reduction in the Employee's annual base salary rate below the annual rate in effect immediately preceding the effective time of the Change in Control or as the same shall have been increased from time to time following such effective time;

                      (vi) a reduction in the level, scope or coverage of Employee's life insurance, medical or hospitalization insurance, disability insurance or similar plans or benefits (including any retirement plan) from that being provided by Employer to Employee immediately preceding the effective time of the Change in Control or any such insurance, plans or benefits are eliminated without being replaced with substantially similar plans or benefits, unless such reduction or elimination applies proportionately to all salaried employees of Employer who participated in such plans or benefits immediately prior to such Change in Control; or

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                      (vii) anything in this Agreement to the contrary
notwithstanding, a termination by Employee for any reason during the thirty (30) day period immediately following the first anniversary of a Change in Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

                                Any good faith (meaning honesty-in-fact)
determination of Good Reason, based on one or more of the foregoing, made by the Employee shall be conclusive.

               (G) "Other than Good Reason" shall mean any termination by the Employee which is not for Good Reason or Retirement shall be deemed a termination for Other than Good Reason.

               (H) "Retirement" shall mean the Employee's retirement on or after the Employee's normal retirement date under the terms of the National Bankshares Retirement Income Plan (or any successor or substitute plan or plans of NBI).

               (I) "Determination of Long Term Incapacity" shall mean a good faith determination by Employer that, as a result of mental or physical illness or injury the Employee has failed to perform his assigned duties with Employer on a full time basis for a period exceeding twelve (12) consecutive months.

               (J) "Termination Date" means the effective date as of which the Employee's employment with Employer is terminated, giving rise to a payment obligation under Section 2.

        4. Possible Reduction in Payment and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided under to Employee under this Agreement would cause Employee to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and after taking into consideration all other amounts payable to Employee under other NBI or Employer plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. Employee may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control.

        5. Legal Fees and Costs. Except as otherwise provided herein, NBI will pay or reimburse Employee for all costs and expenses, including without limitation court costs and reasonable attorneys' fees and expert witness fees and expenses, incurred by Employee in seeking to obtain or enforce by legal proceeding any right or benefit provided by this Agreement, in each case provided Employee's claim is substantially upheld by a court of competent jurisdiction.

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        6. Documents. All documents, record, tapes and other media of any kind or description relating to the business of NBI or any of its subsidiaries and affiliates (the "Documents"), whether or not prepared by Employee, shall be the sole and exclusive property of NBI. The Documents (and any copies) shall be returned to NBI upon Employee's termination of employment for any reason or at such earlier time or times as NBI may specify.

        7. Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that NBI (or any of its Successors) shall not be required to make any payment or take any action under this Agreement if:

               (A) NBI or Employer is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

               (B) in the opinion of counsel to NBI or Employer such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to NBI or Employer, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise is prohibited by any Regulatory Authority.

        8. Termination of Agreement. This Agreement automatically shall terminate and become null and void upon any termination of Employee's employment with Employer other than a termination of employment which results in NBI's payment obligation provided for under Section 2 above. Following any such termination of this Agreement, it shall be of no further force or effect and Employee shall have no further rights hereunder.

        9. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect arid shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

        10. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

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        11. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

        12. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three days before the effective date of such change in address.

        13. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

        14. Binding Effect. This Agreement shall be binding upon Employee and on NBI, its Successors and assigns effective on the date first above written.

        15. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Employee and NBI. If any part of this Agreement is deemed to he unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Employee and NBI agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

        16. Entire Agreement. This Agreement constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

        17. Exclusions. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Employee that:

               (a) Employee shall not be entitled to any payments under this Agreement if no Change in Control occurs or in the event (i) Employer terminates Employee's employment for Cause, or (ii) Employee voluntarily terminates his or employment with Employer for Other than Good Reason, or (iii) Employee's employment with Employer terminates or is terminated due to his death, Retirement or pursuant to a Determination of Long Term Disability,

               (b) Employee's employment with Employer is on an "at will" basis and this Agreement does not constitute an employment contract or an agreement by Employer to employ Employee for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be

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interpreted to confer upon Employee the right to continue in the employ of
Employer or to interfere with or restrict in any way the right of Employer to discharge Employee or terminate his or her employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Employee except as herein provided, it being the intent of the parties hereto only to provide for payment of the severance benefits specified herein in the event of the termination of Employee's employment with Employer under the circumstances described in Section 2.

        18. Confidentiality. The Employee recognizes that as an employee of Employer, Employee will have access to and may participate in the origination of non-public, proprietary and confidential information and that Employee owes a fiduciary duty to the Employer. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, strategic plans, methods of marketing and operation, and other data or information of or concerning the Employer or its customers that is not generally known to the public or in the banking industry. The Employee agrees that he will never make a disclosure of confidential information to a third party or use confidential information other than for the exclusive benefit of the Employer and its affiliates.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

                                            National Bankshares, Inc.


                                            By: /s/       JAMES G. RAKES
                                                --------------------------------
                                                            President

                                            Address: 101 Hubbard Street
                                                     P.O. Box 90002
                                                     Blacksburg, VA  24062-9002


                                            /s/        F. BRAD DENARDO
                                            ------------------------------------
                                                           Employee

                                            Address: 3009 Lancaster Drive
                                                     Blacksburg, VA  24060


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